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                                                                  Exhibit (a)(3)

                               THE GALAXY VIP FUND

                        (A Massachusetts Business Trust)

                     CERTIFICATE OF CLASSIFICATION OF SHARES

         I, W. Bruce McConnel, do hereby certify as follows:

         (1) That I am the duly elected Secretary of The Galaxy VIP Fund ("Galaxy VIP");

         (2) That in such capacity I have examined the record of actions taken by the Board of Trustees of Galaxy VIP at a Regular Meeting of the Board held on September 4, 1997 (the "Meeting");

         (3) That the following resolutions were duly adopted at the Meeting by the Board of Trustees of Galaxy VIP:

CLASSIFICATION OF SHARES

                  RESOLVED, that pursuant to Article V of Galaxy VIP's Agreement and Declaration of Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest of Galaxy VIP be, and hereby are, classified into each of four separate classes of shares which shall be designated, respectively, Class E, Class F, Class G and Class H;

                  FURTHER RESOLVED, that (a) Class E shares of beneficial interest shall represent interests in the Small Company Growth Fund,
         (b) Class F shares of beneficial interest shall represent interests in the Growth and Income Fund, (c) Class G shares of beneficial interest shall represent interests in the Columbia Real Estate Equity Fund II, and (d) Class H shares of beneficial interest shall represent interests in the Columbia High Yield Fund II; and

                  FURTHER RESOLVED, that each share of Class E, Class F, Class G and Class H shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in Galaxy VIP's Agreement and Declaration of Trust with respect to its shares of beneficial interest; and

                  FURTHER RESOLVED, that the officers of Galaxy VIP be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited

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         to any instrument to be filed with the State Secretary of the
         Commonwealth of Massachusetts or the Westborough City Clerk, and to do any and all other acts, in the name of Galaxy VIP and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions.

                  The foregoing resolutions remain in full force and effect as of the date hereof.

                                                    /s/ W. Bruce McConnel
                                                    ---------------------
                                                    W. Bruce McConnel
                                                    Secretary

Dated:  September 28, 2000

Subscribed and sworn to before
me this 28th day of September, 2000

/s/ Dorothea A. Natale
-----------------------------------------------
Notary Public


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